Exhibit (10)(iii)37

CH ENERGY GROUP, INC.

CH ENERGY GROUP, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EFFECTIVE JANUARY 1, 2006
(As Amended January 1, 2008)

CH ENERGY GROUP, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EFFECTIVE JANUARY 1, 2006
(As Amended January 1, 2008)

-i-

CH ENERGY GROUP, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EFFECTIVE JANUARY 1, 2006
(As Amended January 1, 2008)

INTRODUCTION & HISTORY

Effective January 1, 2006, CH Energy Group, Inc. (the “Company”) originally established the CH Energy Group, Inc. Supplemental Executive Retirement Plan (the “Plan”), which was established to provide supplemental retirement benefits for eligible executives.

The Company hereby amends the Plan, effective January 1, 2008, to incorporate changes required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE I
NAME, PURPOSE, LEGAL STATUS

1.1	Name. The plan hereunder shall be known as the CH Energy Group, Inc. Supplemental Executive Retirement Plan (the “Plan”), effective January 1, 2006 (the “Effective Date”), as amended January 1, 2008.

1.2	Purpose. The purpose of the Plan is to provide supplemental retirement benefits for eligible executives of the Company and Participating Affiliates.

1.3

Legal Status. The Company intends the Plan to be an unfunded deferred compensation plan for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

1.4	Code Section 409A. The Company intends the Plan to comply with Section 409A of the Code, but does not warrant or guarantee compliance therewith.

ARTICLE II
GENERAL DEFINITIONS

2.1

“Affiliate” means each entity with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

2.2	“Affiliated Group” means (i) the Company and (ii) all Affiliates.

2.3	“Board” means the Board of Directors of the Company.

2.4

“Change in Control” means the transactions or events defined in Section 9.3. However, solely for Section 11.2(b), a “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company or an Affiliate within the meaning of Section 409A of the Code.

2.5	“Code” means the Internal Revenue Code of 1986, as amended.

2.6	“Committee” means the Compensation Committee of the Board or its delegate as provided in Section 10.1.

2.7	“Company” means CH Energy Group, Inc., a New York corporation, or any corporate successor thereto.

2.8	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.9	“Effective Date” means the effective date of the Plan, which date is January 1, 2006.

2.10	“Earliest Retirement Date” means the date provided in Section 7.2.

2.11	“Employee” means a common law employee of the Affiliated Group.

2.12

“Eligible Executive” means an Employee who is (i) an Employee of the Company or of Central Hudson Gas & Electric Corporation who holds an officer position with the Company or with Central Hudson Gas & Electric Corporation, unless otherwise determined by the Committee and (ii) a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a) of ERISA.

2.13	“Normal Retirement Date” means the date described in Section 6.2.

2.14	“Participant” means an Eligible Executive who (i) becomes a Participant in the Plan under Section 3.1 and (ii) continues to be a Participant under Section 3.3.

2.15	“Participating Affiliate” means an Affiliate that adopts the Plan with the consent of the Company.

2.16	“Pension Plan” means the Retirement Income Plan of Central Hudson Gas & Electric Corporation.

2.17	“Plan” means this CH Energy Group, Inc. Supplemental Executive Retirement Plan, and any amendment thereto.

2.18	“Restoration Plan” means the Central Hudson Gas & Electric Corporation Retirement Benefit Restoration Plan.

2.20	“SERP Accrued Benefit” means the amount determined under Section 4.1.

2.21	“SRP” means the CH Energy Group, Inc. Supplementary Retirement Plan, as in effect prior to January 1, 2008.

2.22

“Termination of Employment” means, subject to Section 9.12(b), the termination of an Employee’s employment with the Affiliated Group as a result of his voluntary termination, retirement, discharge, death or his becoming eligible to receive disability benefits under the Company’s or an Affiliate’s long-term disability plan.

2.23	“Years of Benefit Service” or “Benefit Service” means the years of service described in Section 4.3.

2.24	“Years of Vesting Service” or “Vesting Service” means the years of service described in Section 7.2.

ARTICLE III
PARTICIPATION

3.1	Participant. An Eligible Executive shall become a Participant in the Plan on the date he first becomes an Eligible Executive, or such later date as designated by the Committee.

3.2

Suspension of Participation. A Participant who has an employment status change as provided under Section 9.2, or incurs a Termination of Employment, shall be suspended from active participation in the Plan. A Participant who has been suspended from active participation in the Plan may be reinstated as a Participant at the discretion of the Committee.

3.3

Termination of Participation. A Participant will cease to be a Participant upon the complete distribution or forfeiture of his benefit under the Plan. A Participant who has ceased to be a Participant may be reinstated as a Participant at the discretion of the Committee.

ARTICLE IV
SERP ACCRUED BENEFIT

4.1

SERP Accrued Benefit. A Participant’s monthly SERP Accrued Benefit payable commencing on his Normal Retirement Date shall equal the amount, if any, by which (i) the Participant’s monthly Target Retirement Benefit (as defined in the next sentence) exceeds (ii) the sum of the Participant’s Pension Monthly Benefit, Restoration Monthly Benefit and SRP Monthly Benefit (all as defined below in this Article IV). Subject to Section 7.1, the Participant’s monthly “Target Retirement Benefit” shall be determined pursuant to the following formula:

	(57% x Final Average Pay) 12 months	x	Years of Benefit Service (not to exceed 30 years) 30 years

4.2

Final Average Pay. A Participant’s “Final Average Pay” is the sum of his highest annual compensation (as defined herein) during the three consecutive calendar years of the ten consecutive calendar years which immediately precede his Termination of Employment, divided by three.

The Participant’s “annual compensation” is his base salary and annual incentive compensation from the Affiliated Group during a calendar year (including any years prior to his Plan participation). The Participant’s annual compensation shall not be reduced by any elective contributions or deferrals from his base salary or annual incentive compensation made to the Central Hudson Gas & Electric Company Savings Incentive Plan, any Code Section 125 plan maintained by the Affiliated Group or any nonqualified deferred compensation plan maintained by the Affiliated Group.

A Participant’s “annual compensation” shall not include compensation received by a Participant during any period that precedes the date the Participant’s employer became an Affiliate.

If the Participant does not have three calendar years of “annual compensation,” his Final Average Pay is the average of his monthly compensation while employed with the Affiliated Group, multiplied by twelve.

4.3

Years of Benefit Service. A Participant’s “Years of Benefit Service” shall equal his years of benefit service under Section 1.34 of the Pension Plan, or any successor provision thereto. However, a Participant shall not receive credit for periods of service with the Company or an Affiliate after his suspension from participation in the Plan under Section 3.2.

4.4

Pension Monthly Benefit. The “Pension Monthly Benefit” is the Participant’s monthly retirement benefit under the Pension Plan, paid as a single life annuity, in the amount payable on his Normal Retirement Date, which shall include the social security supplement payable to the Participant under Section 3.3 of the Pension Plan, or any successor provision thereto, actuarially converted to a single life annuity, but shall not include the retirement account component of the Pension Plan as described in Article XI of the Pension Plan. The foregoing actuarial conversion shall be made using the actuarial assumptions provided in Section 9.7.

4.5

Restoration Monthly Benefit. The “Restoration Monthly Benefit” is the Participant’s monthly retirement benefit under the Restoration Plan, paid as a single life annuity, in the amount payable on his Normal Retirement Date, but shall not include the retirement account component of the

Restoration Plan as described in Section 2.01(ii) of the Restoration Plan. The Restoration Plan shall pay the Participant’s Restoration Monthly Benefit in the same annuity form of payment as the Participant’s retirement benefit from the Plan under Article VI or VII (as applicable), using the same actuarial assumptions as provided under Section 9.7.

4.6

SRP Monthly Benefit. The “SRP Monthly Benefit” is the actuarial equivalent monthly amount of the Participant’s retirement benefit under the SRP (if any) payable as of his Normal Retirement Date. For this purpose, actuarial equivalence shall be determined (i) by converting the participant’s SRP benefit payable on his Normal Retirement Date to an equivalent single life annuity payable on his Normal Retirement Date based on the Participant’s single life expectancy as of his Normal Retirement Date and (ii) based on actuarial assumptions and procedures prescribed by the Committee. This Section 4.6 shall not apply to any Participant whose SRP Monthly Benefit has not commenced by January 1, 2008.

ARTICLE V
VESTING

5.1

Vesting Requirements. A Participant must become vested to be entitled to receive a SERP Accrued Benefit. The Participant shall become “vested” in the SERP Accrued Benefit under the Plan under any one of the following circumstances while an Employee:

(a)	Attaining age 61 (under Section 5.2).

(b)	Attaining Earliest Retirement Date (under Section 5.3).

(c)	A Change in Control of the Company (under Section 5.5).

5.2

Attaining Age 61. A Participant shall become vested if he is an Employee of the Company or an Affiliate on or after the day he attains age 61. A Participant does not need 10 Years of Vesting Service to become vested in this case.

5.3

Earliest Retirement Date. A Participant shall also be vested if he is an Employee of the Company or an Affiliate on or after his Earliest Retirement Date as defined in Section 7.2. A Participant shall be entitled to a reduced benefit if the Participant begins to receive his benefit before attaining age 61, but after his Earliest Retirement Date, as provided for under Article VII.

5.4

Non-Vested Termination. Upon a Participant’s Termination of Employment with the Affiliated Group before meeting any of the vesting requirements under Section 5.1, he shall not receive any benefit from the Plan whatsoever. If a Participant is reemployed, he may receive credit for his prior years of service under Section 9.6.

5.5	Change in Control. If a Participant is not otherwise vested under Section 5.1, a Participant shall become vested upon a Change in Control of the Company as provided in Section 9.3.

5.6

Forfeiture Events. Even if vested, a Participant shall cease to be vested, and thereafter not entitled to any benefit from the Plan (regardless if it has commenced), under certain prescribed circumstances involving his conduct under Section 9.5.

ARTICLE VI
NORMAL RETIREMENT BENEFIT

6.1

SERP Benefit. If a Participant is vested under Article V under Section 5.2, he shall receive his SERP Accrued Benefit effective as of the first day of the month after his Termination of Employment (in this Article, the “commencement date”) as calculated in Section 4.1, to be paid in accordance with Section 6.3.

6.2	Normal Retirement Date. A Participant’s “Normal Retirement Date” means the first day of the month following the later of the Participant’s (i) Termination of Employment or (ii) 61st birthday.

6.3

Actual Payment. A Participant’s benefit shall commence during the 90-day period that begins on the six month anniversary of his commencement date under Section 6.1. The Participant’s first payment shall include the value (without interest) of the payments the Participant would have received had his payment from the Plan begun on his commencement date.

6.4

Normal Annuity Form. A Participant’s SERP Accrued Benefit is payable monthly in the form of a single life annuity. However, if the Participant is married, his retirement benefit is payable in a joint and 100% survivor annuity with his spouse which is the actuarial equivalent of the single life annuity. The normal annuity form of his SERP Accrued Benefit, therefore, shall not be the actual annuity form in which he receives his retirement benefit from the Pension Plan. Rather, the normal annuity form is based solely on his marital status at the commencement of his SERP Accrued Benefit.

6.5

Alternative Annuity Forms of Payment. Before the commencement date, a Participant may elect to receive his SERP Accrued Benefit in one of the following annuity forms of payment that is the actuarial equivalent of the single life annuity form of payment, subject to such rules and procedures as established by the Committee:

(a)	A single life annuity.

(b)	A 30%, 40%, 50%, 75% or 100% joint and survivor annuity.

(c)	Any other annuity form of payment, as may be permitted by the Committee.

The Committee shall disregard any election by a Participant to change the form of his SERP Accrued Benefit to the extent such election would result in an impermissible acceleration of the payment of the Participant’s benefit under the Plan within the meaning of Section 409A of the Code.

At the election of the Participant, the joint and survivor annuity may provide that, if the Participant’s joint annuitant dies before the Participant, the Participant’s monthly benefit will increase to the amount he would have received had he originally elected the single life annuity form of payment. The joint and survivor annuity that includes this feature will be the actuarial equivalent of a single life annuity form of payment as provided above.

ARTICLE VII
EARLY RETIREMENT BENEFIT

7.1

Early Retirement Benefit. If a Participant is vested under Section 5.3, he shall receive an early retirement benefit effective as of the first day of the month after his Termination of Employment (in this Article, the “commencement date”), to be paid in accordance with Section 7.3. The Participant’s early retirement benefit shall equal his SERP Accrued Benefit determined in accordance with Section 4.1, except that, for purposes of this calculation, the Participant’s (i) monthly Target Retirement Benefit shall be reduced by one-third of one percent per month (or 4% per year) for each full month by which the commencement date of his SERP Accrued Benefit precedes the first day of the month after he attains age 61 and (ii) the benefit offset amounts under Sections 4.4, 4.5 and 4.6 shall be determined as of his commencement date.

7.2

Earliest Retirement Date. A Participant’s “Earliest Retirement Date” means the date he has both (i) attained age 55 and (ii) been credited with at least 10 Years of Vesting Service. A Participant’s “Years of Vesting Service” shall equal his years of vesting service under Section 1.35 of the Pension Plan, or any successor provision thereto.

7.3

Actual Payment. A Participant’s benefit shall commence during the 90-day period that begins on the six month anniversary of his commencement date under Section 7.1. The Participant’s first payment shall include the value (without interest) of the payments the Participant would have received had his payment from the Plan begun on his commencement date.

7.4

Normal Annuity Form. A Participant’s SERP Accrued Benefit is payable in the “normal” annuity form based on his marital status on the commencement date of his SERP Accrued Benefit, as provided in Section 6.4.

7.5

Alternative Annuity Forms of Payment. Before the commencement date, a Participant may elect to receive his SERP Accrued Benefit in one of the following annuity forms of payment that is the actuarial equivalent of the single life annuity form of payment, subject to such rules and procedures as established by the Committee:

(a)	A single life annuity.

(b)	A 30%, 40%, 50%, 75% or 100% joint and survivor annuity.

(c)	Any other annuity form of payment, as may be permitted by the Committee.

The Committee shall disregard any election by a Participant to change the form of his SERP Accrued Benefit to the extent such election would result in an impermissible acceleration of the payment of the Participant’s benefit under the Plan within the meaning of Section 409A of the Code.

At the election of the Participant, the joint and survivor annuity may provide that, if the Participant’s joint annuitant dies before the Participant, the Participant’s monthly benefit will increase to the amount he would have received had he originally elected the single life annuity form of payment. The joint and survivor annuity that includes this feature will be the actuarial equivalent of single life annuity form of payment as provided above.

ARTICLE VIII
EFFECT OF DEATH AND DISABILITY ON BENEFITS

8.1	Death Benefit. If a Participant dies before becoming vested in his SERP Accrued Benefit under Article V, the Participant shall not be entitled to any benefit under the Plan.

If a Participant is vested in his SERP Accrued Benefit under Article V and dies before the commencement date of his SERP Accrued Benefit (under Article VI or VII, or Section 9.4(a), as applicable), his surviving spouse (if marrried for at least the one year period ending on his death) shall receive a benefit for the life of the surviving spouse in an amount equal to the monthly amount that would have been payable as a single life annuity to the Participant as of the date of his death. Payments shall commence effective as the first day of the first month coincident with or after the date the Participant would have been eligible to receive his SERP Accrued Benefit (under Article VI or VII, or Section 9.4(a), as applicable) assuming his Termination of Employment occurred as of the date of his death, with payments beginning within 90 days thereof. The surviving spouse’s first payment shall include the value (without interest) of the payments the spouse would have received had his payment from the Plan begun on such commencement date.

If the Participant dies without a surviving spouse, the death benefit is not paid to any person.

If a Participant dies after the commencement date of his SERP Accrued Benefit, no death benefit will be payable under this Section 8.1. In this case, the Plan will pay only whatever survivor benefit is payable under the terms of the annuity form of payment in which the Participant elected to receive his SERP Accrued Benefit (under Article VI or VII, as applicable).

8.2

Disability. If a Participant who is vested under Article V becomes disabled (within the meaning of the Company’s or Affiliate’s long-term disability plan) while an Eligible Executive, the Participant’s benefit shall be paid following the Participant’s Termination of Employment in accordance with Article VI or VII (subject to Section 9.4(a)). For purposes of calculating the Participant’s SERP Accrued Benefit under Article IV, he shall accrue additional Years of Benefit Service under the Plan to the same extent he accrues benefit service under Sections 1.34 and 3.6 of the Pension Plan (up to a maximum of five Years of Benefit Service).

ARTICLE IX
SPECIAL PROVISIONS

9.1

Leaves of Absence, Severance Pay. A Participant’s Years of Benefit Service and Years of Vesting Service shall include leaves of absence authorized by the Company and such other periods of employment as determined by the Committee. However, the Participant’s annual compensation, Years of Vesting Service, and Years of Benefit Service shall not include any period following his Termination of Employment during which he receives severance pay, unless otherwise provided in Section 9.4.

9.2

Changes of Employment Status. If a Participant transfers employment to a non-Participating Affiliate, is reassigned to a position other than a position described in Section 2.12, ceases to be an Eligible Executive or otherwise fails to be eligible to participate in the Plan, he shall be suspended from participation in the Plan. A Participant whose participation in the Plan has been suspended shall cease to accrue additional benefits after the effective date of such employment status change. Such Participant’s SERP Accrued Benefit under Section 4.1 shall be calculated as if he incurred a Termination of Employment on the date of the employment status change.

9.3	Change in Control of the Company. A Participant shall vest in his SERP Accrued Benefit under Section 5.5 upon the occurrence of one of the following “Change in Control” events:

(a)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 9.3; or

(b)

Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding

Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more of its affiliated companies) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business combination; or

	(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

9.4	Effect of a Change in Control on a SERP Accrued Benefit.

(a)

If a Participant who is vested under Article V as a result of a Change in Control incurs a Termination of Employment (and is not otherwise vested under Section 5.1(a) or (b)), he will receive his SERP Accrued Benefit on the later of (i) the first day of the seventh month immediately following the month of the Participant’s Termination of Employment, or (ii) the date the Participant attains age 55. Subject to Section 9.4(b), the amount and form of payment of the Participant’s SERP Accrued Benefit shall be determined in accordance with Article VII.

(b)

If a Participant’s Termination of Employment occurs under circumstances entitling him to severance pay or benefits under an employment agreement between the Participant and the Company that becomes effective as a result of the Change in Control, then the amount (but not the time for payment) of the SERP Accrued Benefit shall be computed as if the Participant’s employment with the Company or a Participating Affiliate had continued for a number of years equal to the multiple (as defined in such employment agreement), with annual compensation equal to the annual compensation required by the employment agreement.

9.5

Forfeiture Events. Even if a Participant is vested in his SERP Accrued Benefit under Article V, he shall cease to be vested, and thereafter not be entitled to any benefit from the Plan (regardless if it commenced), if the Participant’s employment with the Company or an Affiliate is terminated for any one or more of the following reasons:

	(a)	The Participant’s willful and continued failure to perform substantially his duties with the Company or an Affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant which specifically identifies the manner in which the Participant has not substantially performed his duties;

	(b)	the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or an Affiliate;

(c)

the repeated use of alcohol by the Participant that materially interferes with Participant’s duties, use of illegal drugs by the Participant, or a violation by the Participant of the drug and/or alcohol policies of the Company or Affiliate;

	(d)	a conviction, guilty plea or plea of nolo contendere of the Participant for any crime involving moral turpitude or for any felony;

(e)

a breach by the Participant of his fiduciary duties of loyalty or care to the Company or Affiliate or a material violation of the Code of Business Conduct and Ethics, or similar policies, of the Company or an Affiliate; or

	(f)	the breach by the Participant of the confidentiality provision set forth in his Employment Agreement with the Company.

Further, even if a Participant is vested, he shall cease to be vested, and thereafter not be entitled to any benefit from the Plan (regardless if it commenced), if (i) his death occurs during the first 24 months of participation in the Plan as a result of suicide or (ii) he made a material misrepresentation in any form or document provided by him to or for the benefit of the Company or an Affiliate.

9.6

Reemployment. Upon a Participant’s non-vested Termination of Employment, his Years of Vesting Service and his Years of Benefit Service shall be immediately forfeited. If the Participant is ever reemployed as an Employee eligible to participate in the Plan under Section 3.1, the Committee may, in its sole discretion, reinstate him as a Participant of the Plan and/or may, in its sole discretion, reinstate all or some of his Years of Benefit Service for purposes of calculating the Participant’s SERP Accrued Benefit under Section 4.1 and all or some of his Years of Vesting Service for purposes of determining his eligibility for an early retirement benefit under Section 7.1 to the extent such service is not otherwise credited under Sections 1.34 or 1.35 of the Pension Plan, or any successor provision thereto.

If a Participant was vested under Section 5.2, Section 5.3 or Section 5.5 as of his Termination of Employment and he is ever reemployed and eligible to participate in the Plan under Section 3.1, he shall participate in the Plan and continue to accrue increases to his SERP Accrued Benefit under Section 4.1, offset by the previous amount of his SERP Accrued Benefit. If the Participant’s retirement benefit had commenced, the benefit shall not be suspended. To the extent permitted under Section 409A, upon subsequent retirement, his retirement benefit shall be calculated based on the foregoing subsequent increase to his SERP Accrued Benefit.

9.7

Actuarial Assumptions. For purposes of the Plan, “actuarial equivalence” or “actuarially equivalent” shall be determined using actuarial assumptions of (i) mortality using the applicable mortality table, as defined in Section 417(e)(3)(B) of the Code, as in effect for the calendar year of the determination of the actuarial equivalent value of a benefit, as published by the Internal Revenue Service, assuming (whether applicable) the Participant is male and the contingent annuitant is female and (ii) interest at the rate of 7½% compounded annually. The determination of actuarial equivalence shall be made as an “immediate annuity” (i.e., as the actuarial equivalent value of the benefit payable as of the date specified by the Plan therefor).

The Company may amend the Plan to change the Actuarial Assumptions, subject to applicable law and the requirements of Section 409A of the Code. A Participant or any beneficiary shall not be entitled to any grandfathering of benefits in the event of any change in Actuarial Assumptions, subject to applicable law and the requirements of Section 409A of the Code.

For purposes of actuarially equivalent alternative annuity forms of payment under Sections 6.5 and 7.5, at any given time the same actuarial assumptions and methods must be used in valuing each alternative annuity form in determining whether the payments are actuarially equivalent and such actuarial assumptions and methods must be reasonable. The foregoing requirement applies over the entire term of the Participant’s participation in the Plan, such that the payments under the alternative annuity form must be actuarially equivalent at all times. The same actuarial assumptions and methods need not be used over the term of a Participant’s participation in the Plan. Accordingly, the Company may amend the Plan to change the actuarial assumptions and methods used to determine the payments under the alternative annuity forms, provided that all of the actuarial assumptions and methods are reasonable.

9.8

Discretionary Acceleration of Payments. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a)

Domestic Relations Orders. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)

Conflicts of Interest. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)

Employment Taxes. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d)

Limited Cash-Outs. Subject to Section 9.12(a), the Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

(e)

Payment Upon Income Inclusion Under Section 409A. Subject to Section 9.12(a), the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f)

Certain Payments to Avoid a Nonallocation Year Under Section 409(p). Subject to Section 9.12(a), the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to prevent the occurrence of a nonallocation year (within the meaning of Section 409(p)(3) of the Code) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.

(g)

Payment of State, Local, or Foreign Taxes. Subject to Section 9.12(a), the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(h)

Certain Offsets. Subject to Section 9.12(a), the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section

414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the service recipient’s (as defined in Section 409A of the Code) taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(i)

Bona Fide Disputes As To A Right To A Payment. Subject to Section 9.12(a), the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(j)

Plan Terminations and Liquidations. Subject to Section 9.12(a), the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 11.2.

(k)

Other Events and Conditions. Subject to Section 9.12(a), a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as otherwise specifically provided in the Plan, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

9.9

Delay of Payments. To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)

Payments Subject To Section 162(m). A payment may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code. If a payment is delayed pursuant to this Section, then the payment must be made either (i) during the Company’s first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day of the seventh month immediately following the Participant’s “separation from service” as defined in Section 9.12(b) (the “six month anniversary”) and ending on the later of (I) the last day of the taxable year of the Company in which the six month anniversary occurs or (II) the 15th day of the third month following the six month anniversary. Where any scheduled payment to a specific Participant in a Company’s taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed. The Committee may not provide the Participant an election with respect to the timing of the payment under this Section. For purposes of this Section, the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

(b)

Federal Securities Laws or Other Applicable Law. A Payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c)

Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

9.10

Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in the Plan, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

9.11

Discharge of Obligations. The payment to a Participant or his beneficiary of his entire benefit under the Plan shall discharge all obligations of the Affiliated Group to such Participant or beneficiary under the Plan with respect to that Plan benefit.

9.12	Compliance with Section 409A of the Code.

(a)

Notwithstanding anything contained in the Plan to the contrary, if the Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the date of his “separation from service” within the meaning of Section 409A of the Code, then to the extent required in order to comply with Section 409A of the Code, all amounts payable under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A of the Code and that would otherwise be paid during the first six months following such separation from service shall be accumulated through and paid or provided on the first day of the seventh month immediately following the month of such separation from service (or, if the Participant dies during such six-month period, within 30 days after the Participant’s death).

(b)

Notwithstanding anything contained in the Plan to the contrary, the term “Termination of Employment” or words or phrases of similar import shall mean a “separation from service” as defined in Section 409A of the Code and the effective date of a Participant’s “separation from service” as defined in Section 409A of the Code shall constitute the effective date of his “Termination of Employment”. The Company and the Participant shall take all steps necessary to ensure that a Termination of Employment shall constitute a “separation from service” within the meaning of Section 409A of the Code, and any benefit payable as a result of a Participant’s Termination of Employment shall be paid or provided, if and only if, such Termination of Employment constitutes a “separation from service” within the meaning of Section 409A of the Code. Upon a sale or other disposition of the assets of the Company or any Affiliate to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a “separation from service” as defined in Section 409A of the Code.

(c)

It is intended that the payments and benefits provided under the Plan shall comply with the requirements of Section 409A of the Code. The Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under the Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company, its affiliates, directors, officers, employees nor its advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Participant or other taxpayer as a result of the Plan. Any reference in the Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

ARTICLE X
ADMINISTRATION AND FINANCING

10.1

Plan Administration. The Plan is administered by the Committee. The Committee is responsible for the administration of the Plan and may also delegate certain administrative functions to other persons, including the Central Hudson Gas & Electric Corporation Benefits Committee. The Committee possesses the sole and absolute discretionary authority to interpret and construe the provisions of the Plan, as well as to make all determinations under the Plan, such as eligibility, benefits, service credit and distributions. The Committee’s interpretations and determinations are conclusive on all interested parties.

10.2

Claims Procedures. Any Participant or beneficiary (a “Claimant”) who believes that he is entitled to a benefit under the Plan which he has not received may submit a claim to the Committee. Claims for benefits under the Plan shall be made in writing, signed by the Claimant or his authorized representative, and must specify the basis of the Claimant’s complaint and the facts upon which he relies in making such claim. A claim shall be deemed filed when received by the Committee.

In the event a claim for benefits is wholly or partially denied by the Committee, the Committee shall notify the Claimant in writing of the denial of the claim within a reasonable period of time, but not later than ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing, in which case the ninety (90) day period may be extended to 180 days. The Committee shall notify the Claimant in writing of any such extension. A notice of denial shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (i) the specific reason or reasons for denial of the claim, (ii) a specific reference to the pertinent Plan provisions upon which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why such material or information is necessary and (iv) an explanation of the Plan’s review procedure.

Within sixty (60) days of the receipt by the Claimant of the written notice of denial of the claim, the Claimant may appeal by filing with the Committee a written request for a full and fair review of the denial of the Claimant’s claim for benefits. Appeal requests under the Plan shall be made in writing, signed by the Claimant or his authorized representative, and must specify the basis of the Claimant’s complaint and the facts upon which he relies in making such appeal. An appeal request shall be deemed filed when received by the Committee.

The Committee shall render a decision on the claim appeal promptly, but not later than sixty (60) days after the receipt of the Claimant’s request for review, unless special circumstances (such as the need to hold a hearing, if necessary), require an extension of time for processing, in which case the sixty (60) day period may be extended to 120 days. The Committee shall notify the Claimant in writing of any such extension. The decision upon review shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (i) the specific reason or reasons for denial of the claim, (ii) a specific reference to the pertinent Plan provisions upon which the denial is based, (iii) a statement that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, if the adverse benefit determination is sustained on appeal.

No lawsuit by a Claimant may be filed prior to exhausting the Plan’s administrative appeal process. Any lawsuit must be filed no later than the earlier of one year after the Claimant’s claim for benefit was denied or the date the cause of action first arose.

10.3

Committee Authority. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions including interpretations of the Plan, as provided under Section 10.1. A majority vote of the Committee members shall control any decision.

10.4

Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

10.5

Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.6

Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan on account of such member’s service on the Committee except in the case of gross negligence or willful misconduct.

10.7

Unfunded Plan. The Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, to the extent permitted under Section 409A of the Code, the Company or Participating Affiliate may terminate the Plan and make no further benefit payments, or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

10.8

Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company or a Participating Affiliate with respect to the benefit receivable from the Company or a Participating Affiliate and shall not be an obligation of another company. Such obligation of the Company or Participating Affiliate shall be based on the services provided by the Participant for the Company and Participating Affiliate, respectively.

10.9

Interest of Participants. A Participant and his beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company or a Participating Affiliate, nor shall they be beneficiaries of, or have any rights, claims or interests in, any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company or a Participating Affiliate. Such policies or other assets shall not be held for the benefit of Participants and their beneficiaries, or held in any way as collateral security for the fulfilling of the obligations of the Company or a Participating Affiliate under the Plan. Any and all of the assets of the Company and a Participating Affiliate shall be, and remain, the general, unpledged, unrestricted assets thereof. The Company and Participating Affiliate’s obligations under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

10.10

Trust Fund. The Company or a Participating Affiliate shall be responsible for the payment of all benefits provided under the Plan regarding a Participant employed by the Company or Participating Affiliate. At its discretion, the Company may establish one or more trusts, with such trustees as the Company may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company or Participating Affiliate’s general creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company or Participating Affiliate shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company or Participating Affiliate.

ARTICLE XI
AMENDMENT AND TERMINATION

11.1

Amendment. The plan sponsor of the Plan is the Company, which has the right to terminate or amend the provisions of the Plan for any reason and at any time, including the reduction of accrued benefits and optional forms of payment under the Plan. Any amendment may provide different benefits or amounts of benefits from those set forth hereunder. However, the termination or amendment of the Plan shall not violate applicable law or the requirements of Section 409A of the Code.

11.2

Payments Upon Termination of Plan. In the event that the Plan is terminated, the benefits of a Participant shall be paid to the Participant or his beneficiary on the dates on which the Participant or his beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and Section 9.12(a):

(a)

Liquidation; Bankruptcy. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire benefit to the Participant or, if applicable, his beneficiary within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that the amounts are included in the Participant’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture as defined under Section 409A of the Code; or (iii) the first calendar year in which the payment is administratively practicable.

(b)

Change in Control. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire benefit to the Participant or, if applicable, his beneficiary pursuant to an irrevocable action taken by the Board within the 30 days preceding or the 12 months following a Change in Control, provided that this subsection will only apply if all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) immediately after the time of the Change in Control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 409A of the Code are terminated and paid with respect to each Participant that experienced the Change in Control event, so that under the terms of the termination and payment all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

(c)

Discretionary Terminations. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire benefit to the Participant or, if applicable, his beneficiary, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company (or any entity which would be considered to be a single employer with the Company under Section

414(b) or Section 414(c) of the Code); (ii) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within 12 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within 24 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Section 409A of the Code if the same Participant participated in both plans, at any time within three years following the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan.

(d)

Other Events. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire benefit to the Participant or, if applicable, his beneficiary upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE XII
MISCELLANEOUS

12.1

Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable under the Plan, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, nor be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.

However, if, as a result of a divorce, a Participant is responsible for child support, alimony, or marital property rights payments, his benefit under the Plan may be assigned to meet those payments, if a qualifying domestic relations order has been issued for the Plan, as approved by the Committee.

12.2

Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

12.3

Gender and Number. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine and the neuter in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

12.4	Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.5	Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of New York, except to the extent preempted by ERISA.

12.6

Validity. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

12.7

Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to any member of the Committee or the Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant, eligible spouse, surviving spouse or beneficiary shall be directed to the individual’s last known address in the Company’s records.

12.8

Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and a Participating Affiliate and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company or a Participating Affiliate, and successors of any such corporation or other business entity.

12.9	Withholding. The Company shall withhold from payments made hereunder to any Participant or beneficiary any taxes required to be withheld from such payments under federal, state or local law.

12.10

Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Company and Participating Affiliate from all liability with respect to such benefit.

12.11

Release. Notwithstanding anything contained herein to the contrary, neither the Company nor any Affiliate shall be obligated to make payment of any benefit to a Participant under the Plan unless such Participant first executes prior to the date that benefits are scheduled to commence under the Plan a release of claims, in a form provided by the Company, whereby the Participant fully releases the Company, all of its Affiliates, the Committee and all of their respective officers, employees, directors and agents, from any and all rights and claims that such Participant, or his heirs, representatives, successors and assigns, may at any time have with respect to the receipt of benefits under the SERP and of all current or future claims, known or unknown, out of the Participant’s employment with the Company or its Affiliates or the termination of such employment, and to the extent such payment is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or to any similar revocation period in effect on the date of termination of the Participant’s employment, such revocation period has expired. The release must become effective and irrevocable in accordance with its terms no later than the first business day of the seventh month following the Participant’s Termination of Employment. If he fails to furnish the release, or if the release furnished by him has not become effective and irrevocable by the first business day of the seventh month after his Termination of Employment, then he will not be entitled to any payment under the Plan.

12.12

Miscellaneous Employment. The establishment of the Plan does not give a Participant the legal right to continued employment with the Company or Affiliate. Further, a Participant’s eligibility or his right to benefits under the Plan should not be interpreted as any guarantee of employment.

In the event that any lawsuit or any settlement thereof or any claim, or if any governmental agency, court or other governing body, requires the Company to reclassify the employment status of any individual who is excluded from participation under the Plan, such reclassified individual nevertheless shall not be considered an Eligible Executive or otherwise eligible for the Plan and, therefore, not be entitled to accrue benefits under the Plan as a result thereof.

          IN WITNESS WHEREOF, CH Energy Group, Inc. has caused this instrument to be executed by its duly authorized officer on this ___ day of December, 2007.

CH ENERGY GROUP, INC.

By: /s/ Steven V. Lant

Title: Chairman of the Board, President and Chief
Executive Officer